Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), executed as of January 17, 2007 but effective as of the Effective Date (as defined below), is entered into by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”), and Steven R. Goldman (the “Executive”).

WHEREAS, Sunstone and the Operating Partnership (collectively, the “Company”) desire to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either the Executive or the Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than ninety (90) days prior to the last day of the term as then in effect. For purposes of this Agreement, “Effective Date” shall mean the earlier of (i) April 1, 2007, and (ii) the expiration of two (2) weeks following Executive’s fulfillment of his duties to his current employer.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as Chief Executive Officer of Sunstone and the Operating Partnership and shall perform such employment duties as are usual and customary for such positions and such other duties as the Board of Directors of Sunstone (the “Board”) shall from time to time reasonably assign to the Executive. The Executive shall also serve as a member of the Board during the Employment Period. The Executive shall report directly to the Board. At the Board’s reasonable request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing, provided that his duties and responsibilities shall be commensurate with his position and shall be reasonably related to the business conducted by Sunstone. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) of this Agreement. In addition, in the event the Executive’s service in one or more of such additional capacities is subsequently terminated, the Executive’s compensation, as specified in Section 2(b) of this Agreement, shall not be diminished or reduced in any manner as a result of such termination for so long as the Executive otherwise remains employed under the terms of this Agreement.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees consistent with the Company’s conflicts of interests policies and corporate governance guidelines in effect from time to time, (B) deliver lectures and fulfill speaking engagements or (C) manage his personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an executive officer of the Company. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date and disclosed in writing and agreed to by the Company in writing, the continued conduct of such activities subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company; provided, however, that the failure to disclose any such existing activities shall not create a presumption that such activities are in violation of this Agreement; and provided further, that no such activity shall be permitted that violates any written non-competition agreement between the Executive and the Company or prevents the Executive from devoting substantially all of his business time to the fulfillment of his duties hereunder.

(iii) The Executive agrees that he will not take personal advantage of any business opportunity that arises during his employment by the Company and which would result in a breach of Executive’s duty of loyalty to the Company unless all material facts regarding such opportunity are promptly reported by the Executive to the Board for consideration by the Company and the disinterested members of the Board determine to reject the opportunity and to authorize the Executive’s participation therein.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $600,000 per annum, as the same may be increased thereafter. The Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (but not decrease) in the Company’s sole discretion, as determined by the Company’s compensation committee; provided, however, that the Executive shall be entitled to an annual increase in Base Salary each year commencing on January 1, 2008 equal to the greater of (i) four percent (4%) and (ii) any cost-of-living increase granted to senior executives of the Company generally for the same period. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

(ii) Intentionally Omitted.

(iii) Special Expenses.

(a) Relocation Expense. The Company agrees to reimburse the Executive for his reasonable and actual out-of-pocket relocation expenses incurred in moving his family and household goods from Chicago, Illinois to Southern California. Such reimbursement shall include reimbursement for any moving expenses and shall include, but not be limited to, title, escrow, legal, finance, brokerage and other reasonable closing costs for the sale of the Executive’s home in Chicago and the purchase of the Executive’s new home in Southern California. The Company also agrees to reimburse the Executive for his reasonable and actual out-of-pocket expenses incurred with regard to: (i) either storing or moving his household goods from the Executive’s home in Westport, Connecticut to Southern California, (ii) real estate taxes incurred in respect of the Executive’s homes in Westport and Chicago from the Effective Date through the date of sale of such homes and (iii) title, escrow, legal, finance, brokerage and other closing costs for the sale of the Executive’s home in Westport. The Company shall pay such reimbursement to the Executive within forty-five (45) days of receiving from the Executive receipts evidencing such relocation expenses.

(b) Temporary Living Expenses. The Company agrees to reimburse the Executive up to $5,000 per month for reasonable and actual out-of-pocket temporary living expenses for temporary long-term housing for the Executive in Southern California and incurred by the Executive from the period beginning on the Effective Date and ending no later than six months thereafter (the “Relocation Period”). The Company also agrees to reimburse the Executive for the following travel expenses incurred by the Executive’s family during the Relocation Period: roundtrip coach airfare for up to four (4) trips for the Executive’s spouse and children from Chicago, Illinois to Orange County, California. Such reimbursement shall be paid by the Company within forty-five (45) days of receipts evidencing such temporary living and travel expenses.

(c) Legal Expenses. Within thirty (30) days of the receipt by the Company of detailed invoices from the Executive, the Executive shall be entitled to reimbursement of attorney’s fees in the amount of $9,975 previously incurred in 2004 to negotiate a prior version of this Agreement, plus the additional reasonable attorneys’ fees necessary to complete negotiation of this Agreement up to a maximum of $10,000.

(d) Gross Up Payment. To the extent any payments under this Section 2(b)(iii) are taxable to Executive, the Company shall pay to Executive an additional cash payment in an amount such that Executive will be in the same position as he would have been had no taxes been imposed upon or incurred as a result of any payments under clause (a) through (c) of Section 2(b)(iii) or under this clause (d).

(e) Limitation on Special Expenses. Notwithstanding the foregoing, the aggregate amount payable by the Company to Executive pursuant to clauses (a), (b) and (d) of this Section 2(b)(iii) shall in no event exceed $300,000.

(iv) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives. The amount of the Annual Bonus and the performance goals applicable to the Annual Bonus for any applicable Employment Period shall be determined in accordance with the terms and conditions of said bonus plan as in effect from time to time provided that any such plan shall reflect the following bonus targets: (1) threshold target equal to 75% of Base Salary (“Threshold Annual Bonus”); (2) mid-point target equal to 150% of Base Salary (“Target Annual Bonus”); and (3) maximum target equal to 200% of Base Salary; provided, however, that no minimum bonus is guaranteed other than for the 2007 fiscal year as provided below. The Threshold Annual Bonus will be deemed to have been achieved if Executive performs the duties and functions of his office with reasonable diligence during the applicable bonus period, it being understood and agreed that the Threshold Annual Bonus will not be contingent on or based upon the Company’s performance or financial results or the achievement of any financial targets. Subject to the foregoing, the terms and conditions of any such bonus plan shall be determined by Sunstone’s compensation committee in its sole discretion. The Executive shall receive a guaranteed Annual Bonus for the fiscal year ended December 31, 2007 in the amount of $450,000, which payment shall not be pro-rated for the number of days of the year that the Executive is employed by the Company during the 2007 fiscal year.

(v) Restricted Stock Award. The Company shall, on the Effective Date, grant the Executive such number of restricted shares of Sunstone common stock (the “Restricted Stock”) as is determined pursuant to the next following sentence, without the payment of any monetary consideration by the Executive. The number of restricted shares granted to Executive shall be equal to the quotient obtained by dividing (i) $6,000,000 by (ii) the average closing price of the Company’s common stock on the New York Stock Exchange (or any other securities market that then constitutes the principal trading market for the common stock) over the twenty trading days immediately preceding the date of grant (i.e., the date on which the Board shall approve the grant of the Restricted Stock), which shall be not later than February 6, 2007. The shares of Restricted Stock shall vest equally over a five-year period beginning as of the date of grant, such vesting to be subject to the Executive’s continued employment with the Company. Consistent with the foregoing, the Restricted Stock shall be subject to the terms and conditions of Sunstone’s 2004 Long-Term Incentive Plan (the “Incentive Plan”) and a restricted stock agreement (the “Restricted Stock Agreement”) to be entered into by Sunstone and the Executive in accordance with the provisions of the Incentive Plan, the form of which Restricted Stock Agreement is attached hereto as Exhibit C; provided, however, that to the extent Sections 4 and/or 7 of the Restricted Stock Agreement are inconsistent with the terms of the Incentive Plan, the terms of Sections 4 and 7 of the Restricted Stock Agreement shall control. To enable the Executive to pay Federal, state or local taxes imposed upon him as a result of the vesting of Restricted Stock, the Restricted Stock Agreement shall include a provision whereby the Executive shall have the right to require Sunstone to withhold vested shares of Restricted Stock in exchange for the payment by Sunstone of the amount of such taxes. The Executive shall make the election to have the Company withhold shares of Restricted Stock at the time of the vesting of the Restricted Stock, and for purposes of withholding such shares, each share shall be valued at the value assigned thereto in the Restricted Stock Agreement. Notwithstanding anything to the contrary contained herein or in the Noncompetition Agreement (defined below), under no circumstances shall the Executive be required to return or refund any portion of the Restricted Stock grant that becomes vested pursuant to this paragraph, the Incentive Plan or the Restricted Stock Agreement, nor shall such Restricted Stock grant be subject to rescission or reduction by the Company for any reason whatsoever, including without limitation as a result of any breach or alleged breach by the Executive of this Agreement or the Noncompetition Agreement. During each fiscal year of the Employment Period commencing with the year ending December 31, 2007, the Executive shall be eligible to earn additional annual equity awards under the Incentive Plan, subject to three (3) year vesting from the date the award is granted. For the avoidance of doubt, the first such award would be granted in 2008, to the extent earned based on performance during the fiscal year ending December 31, 2007. Such annual equity award shall have a minimum value between $1,400,000 and $1,600,000 and shall be granted to the Executive if the Company meets objective financial goals and targets consistent with the Company’s annual plan and budget (the “Equity Targets”) set for the applicable fiscal year by the Company’s compensation committee; provided that the Executive shall also be eligible to receive such annual equity awards based on his individual performance in the event that the Equity Targets are not attained. The Equity Targets for the fiscal year ending December 31, 2007 and each succeeding fiscal year shall be set by the Company’s compensation committee not later than February 15 of the applicable fiscal year.

(vi) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in (on terms and conditions no less favorable than those applicable to the Company’s other senior executives) all other incentive plans, practices, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to senior executives of the Company. The Company shall at a minimum continue to maintain Incentive, Savings and Retirement Plans and Welfare Benefit Plans providing benefits at least equivalent to those provided under the corresponding plans maintained by the current Chief Executive Officer; exclusive, however, of the New York Life deferred compensation program. The Company has provided Executive with full information regarding such current plans.

(vii) Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s eligible family members-shall be eligible for participation in (on terms and conditions no less favorable than those applicable to the Company’s other senior executives) the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, vision, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives. In addition, during the Employment Period, (i) the Company shall provide the Executive with the current amount of additional term life insurance coverage on the Executive’s life consistent with that amount which is currently provided to the current Chief Executive Officer, and (ii) the Company shall reimburse the Executive the cost of continuing coverage for the Executive and his immediate family members under the Executive’s current medical and dental group health plans pursuant to COBRA, as well as any coverage that Executive maintains after COBRA ceases to be available, until such time as the Executive and his immediate family members are eligible for full coverage under Sunstone’s medical and dental plans.

(viii) Business Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company, including without limitation travel by the Executive between Chicago, Illinois and the Company’s headquarters in Orange County, California.

(ix) Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company. The Company shall provide Executive with fringe benefits at least equivalent to those currently provided to the current Chief Executive Officer.

(x) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation of four weeks in each calendar year in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives.

(xi) Indemnification Agreement. On the Effective Date, Sunstone and the Executive shall enter into an indemnification agreement in the form annexed hereto as Exhibit E (the “Indemnification Agreement”).

(c) Additional Agreements. As a condition to the Company entering into this Agreement, the Executive shall concurrently herewith enter into a (i) Non-Disclosure Agreement with the Company (the “Non-Disclosure Agreement”), a form of which is set forth as Exhibit B hereto, and (ii) a Noncompetition Agreement with the Company (the “Noncompetition Agreement”), a form of which is set forth in Exhibit D hereto.

3. Termination of Employment:

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Employment Period. For purposes of this Agreement, “Disability” means Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for six (6) consecutive months which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative, renders Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company. The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events:

(i) The Executive’s continued and willful failure to substantially perform or gross negligence in performing his duties owed to the Company, which failure continues uncured for at least fifteen (15) days following a written notice being delivered to the Executive by the Board, which notice specifies such failure or negligence;

(ii) The Executive’s commission of an act of fraud or material dishonesty in the performance of his duties;

(iii) The Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, (x) any felony or (y) any misdemeanor involving moral turpitude;

(iv) Any breach by the Executive of his fiduciary duty or duty of loyalty to the Company; or

(v) The Executive’s material breach of any of the provisions of this Agreement or of the Non-Competition Agreement or the Non-Disclosure Agreement, which in each case is not cured within fifteen (15) days following written notice thereof from the Company, specifically identifying the manner in which the Company believes the Executive has breached the applicable agreement.

The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority the Board, including a majority of the independent directors, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, sufficient Cause exists to terminate the Executive pursuant to this Section 3(b); provided, that if the Executive is a member of the Board, the Executive shall not participate in the deliberations regarding such resolution, vote on such resolution, nor shall the Executive be counted in determining a majority of the Board.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, including as a result of a Change in Control, unless the Company cures the circumstances constituting Good Reason (provided such circumstances are capable of cure) prior to the Date of Termination (as defined below):

(i) A material reduction in the Executive’s titles, duties, authority and responsibilities, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities without the written consent of the Executive, which material reduction shall include the Executive’s service as the Chief Executive Officer of a subsidiary entity following a Change in Control;

(ii) The Company’s reduction of the Executive’s annual Base Salary, as currently in effect or as may be increased from time to time, any reduction of the Executive’s Annual Bonus or annual equity award opportunity including, but not limited to’ any elimination or reduction in the Executive’s participation in the Incentive Plan for reasons other than those specified in such plan; or

(iii) The Company’s failure to cure a material breach of its obligations under this Agreement within fifteen (15) days after written notice is delivered to the Board by the Executive which specifically identifies the manner in which the Executive believes that the Company has breached its obligations under this Agreement;

(iv) The required relocation of the Company’s principal place of business or the Executive’s principal place of employment to a location more than 50 miles from the Company’s location on the Effective Date;

(v) If duties are being assigned to Executive by, or Executive is required to report to, anyone other than the Board;

(vi) As a result of a Change in Control or any other circumstances, (x) neither the Company nor a Company Affiliate (defined below) is an Ultimate Parent Company (defined below) or (y) Executive serves as Chief Executive Officer of any entity that is not an Ultimate Parent Company, where the term “Ultimate Parent Company” means an entity that (i) is part of the consolidated group that includes the Company and (ii) directly or indirectly controls all other entities within such consolidated group, and the term “Company Affiliate” means any Person majority owned by Sunstone or any corporation in which more than 50% of the voting power is owned, directly or indirectly, by the stockholders of Sunstone in substantially the same proportions as their ownership of the stock of Sunstone (provided the stockholders of Sunstone did not acquire voting power of such corporation pursuant to transaction constituting a Change of Control as defined in Section 5 herein); or

(vii) A material reduction is made to any benefits provided under any employee benefit plan in which Executive is eligible to participate, or which is otherwise provided to Executive in connection with his employment, including benefits under Sections 2(b)(vi), 2b(vii), 2(b)(ix) herein, except to the extent any such benefits are reduced for all senior executives of the Company and Executive’s reduction is proportionate to that of other senior executives.

The Company shall not assert any claim that Good Reason is absent unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority the Board, including a majority of the independent directors, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, Good Reason does not exist pursuant to this Section 3(c)

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 12(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive in writing of such termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), as the case may be, (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be ninety (90) days after the date on which the Executive notifies the Company of such termination, unless otherwise agreed by the Company and the Executive, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or Disability of the Executive, as the case may be.

4. Obligation of the Company Upon Termination.

(a) Without Cause or For Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason:

(i) The Executive shall be paid, in two lump sum payments: (A) the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the Date of Termination, and any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid (the “Accrued Obligations”), and (B) the Severance Amount (as hereinafter defined). For purposes hereof, the “Severance Amount” shall equal one (1) times the sum of (I) the annual Base Salary in effect on the Date of Termination plus (II) the Bonus Severance Amount (as defined below) in effect on the Date of Termination. For purposes hereof, the Bonus Severance Amount shall equal: (A) if the Date of Termination is in the first year of the Employment Period, $500,000 and (B) if the Date of Termination is following the first year of the Employment Period, the actual Annual Bonus that the Executive earned in the prior year, but in any event the Bonus Severance Amount under this subsection (a)(i) shall not be less than one-half of the Target Annual Bonus for the fiscal year in which the termination occurs. The Accrued Obligations shall be paid on the Date of Termination and the Severance Amount shall be paid no later than 30 days after the Date of Termination, in each case, subject to Section 9 below.

(ii) For a period of twenty-four (24) months following the Date of Termination, the Company shall continue to provide the Executive and the Executive’s eligible family members with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage for that portion of the 24-month coverage period during which COBRA is available); provided, however, that if the

Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(a)(iii) shall be reduced to the extent comparable coverage is actually available and provided without charge to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company;

(iii) All outstanding and then unvested stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company), including but not limited to, the Restricted Stock grant set forth under Section 2.(b)(v), shall automatically vest without any further action by the Board or the Company; and

(iv) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive as of the Date of Termination under any plan, program, policy or practice or contract or agreement of the Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts and benefits provided for in Sections 4(a)(i)(B), 4(a)(ii) and 4(a)(iii) above that the Executive execute, deliver to the Company and not revoke a release of claims in substantially the form attached hereto as Exhibit A.

(b) For Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement other than pursuant to Sections 7 and 8 hereof, and the obligation to pay to the Executive the Accrued Obligations and to provide the Other Benefits. If the Executive’s employment shall be terminated by the Company for Cause any unvested Restricted Stock or other equity awards granted to the Executive shall immediately cease vesting and the unvested portion thereof shall terminate and be of no further force or effect. In addition, if the Executive’s employment shall be terminated by the Company for Cause as a result of his failure to cure a material breach of any of the provisions of the Noncompetition Agreement or the Non-Disclosure Agreement, then the Executive agrees that any and all profits realized by the Executive directly as a result of such breach within the twenty-four (24) month period prior to the Date of Termination shall be disgorged and promptly repaid to the Company and the Company shall have the right to offset any amounts owing to the Executive against such repayment obligation.

(c) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period:

(i) The Accrued Obligations shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash within 30 days of the Date of Termination;

(ii) 100% of the Executive’s annual Base Salary and Target Annual Bonus, each as in effect on the Date of Termination, shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, within 30 days of the Date of Termination;

(iii) All outstanding and then unvested stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company), including but not limited to the Restricted Stock grant set forth under Section 2.(b)(v), shall automatically vest without any further action by the Board or the Company; and

(iv) For a period of twenty-four months following the Date of Termination, the Executive and the Executive’s eligible family members shall continue to be provided with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage for that portion of the 24-month coverage period during which COBRA is available); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(d)(iv) shall be reduced to the extent comparable coverage is actually available and provided without charge to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company; and

(v) The Other Benefits shall be paid or provided to the Executive on a timely basis.

5. Termination Upon a Change in Control. If a Change in Control (as defined herein) occurs during the Employment Period, and the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case within two (2) years after or six (6) months prior to the effective date of the Change in Control, provided that in any event such termination shall have occurred after the earlier of (i) the date on which a definitive agreement is entered into with respect to the Change of Control transaction or (ii) the date on which the first public announcement is made with respect to such transaction, then the Executive shall be entitled to the payments and benefits provided in Section 4(a), subject to the terms and conditions thereof; provided, that for purposes of this Section 5, the Severance Amount shall equal an amount equal to three (3) times the sum of (x) the Base Salary in effect on the Date of Termination or immediately prior to the Change in Control, whichever is greater, plus (y) the actual Annual Bonus that the Executive earned in the prior year. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) Any transaction or event resulting in the beneficial ownership of voting securities, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”), or securities convertible or exercisable into voting securities, of Sunstone that represent greater than 35% of the combined voting power of Sunstone’s then outstanding voting securities (unless Executive has beneficial ownership of at least 35% of such voting securities), other than any transaction or event resulting in the beneficial ownership of securities:

(A) By a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Sunstone or any person majority owned by Sunstone or by any employee benefit plan (or related trust) sponsored or maintained by Sunstone or any person majority owned by Sunstone, or

(B) By Sunstone or a corporation owned, directly or indirectly, by the stockholders of Sunstone in substantially the same proportions as their ownership of the stock of Sunstone, or

(C) Pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii), or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by Sunstone’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) The consummation by Sunstone and/or the Operating Partnership (whether directly involving Sunstone and/or the Operating Partnership or indirectly involving Sunstone and/or the Operating Partnership through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Sunstone’s and/or the Operating Partnership’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(A) which results in Sunstone’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Sunstone or the person that, as a result of the transaction, controls, directly or indirectly, Sunstone or owns, directly or indirectly, all or substantially all of Sunstone’s assets or otherwise succeeds to the business of Sunstone (Sunstone or such person, the “Successor Entity”)) directly or indirectly, greater than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction in substantially the same proportion as their ownership of voting securities before such transaction, and

(B) after which no person or group beneficially owns voting securities representing greater than 35% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning greater than 35% of the combined voting power of the Successor Entity solely as a result of the voting power held in Sunstone prior to the consummation of the transaction; or

(iv) The approval by Sunstone’s stockholders of a liquidation or dissolution of Sunstone.

(v) Any transaction or event as a result of which neither Sunstone nor a Company Affiliate (i) owns at least ninety percent (90%) of the outstanding membership interests of the Operating Partnership and (ii) serves as the sole managing member of the Operating Partnership.

For purposes of clause (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Sunstone’s stockholders, and for purposes of clause (iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Sunstone’s stockholders.

6. Intentionally Omitted.

7. Full Settlement. Other than the Company’s rights of offset under the limited circumstances set forth under Section 4.(b) above, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment. If any party to this Agreement institutes any action, suit, counterclaim, appeal, arbitration or mediation for any relief against another party, declaratory or otherwise (collectively an “Action”), to enforce the terms hereof or to declare rights hereunder, then the Prevailing Party (if any) in such Action shall be entitled to recover from the other party all costs and expenses of the Action, including reasonable attorneys’ fees and costs (at the Prevailing Party’s attorneys’ then-prevailing rates) incurred in bringing and prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery by the Prevailing Party (if any) of attorneys’ fees and costs incurred in enforcing such Decision. A court or arbitrator shall fix the amount of reasonable attorneys’ fees and costs upon the request of either party. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys’ fees and expert fees and costs incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, costs shall include, without limitation, in addition to costs incurred in prosecution or defense of the underlying action, reasonable attorneys’ fees, costs, expenses and expert fees and costs incurred in the following: (a) postjudgement motions and collection actions; (b) contempt proceedings; (c) garnishment, levy, debtor and third party examinations; (d) discovery; (e) bankruptcy litigation; and (f) appeals of any order or judgment.

“Prevailing Party” means a party who agrees to dismiss an Action brought by such party (excluding an Action instituted in contravention of the requirements of Paragraph 12(b) below) in consideration for the other party’s payment of substantially all the amounts allegedly due or substantial performance of the covenants allegedly breached, or obtains substantially the relief sought by such party.

8. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Excise Tax Gross-Up Payment, the Executive retains an amount of the Excise Tax Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to the Excise Tax Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Excise Tax Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4(a)(i), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(a). The Company’s obligation to make Excise Tax Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when an Excise Tax Gross-Up Payment is required, the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, unless the Company obtains an opinion of outside legal counsel, based upon at least “substantial authority” within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Tax Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, including any payment of such Excise Tax by the Company which is treated as wages paid to Executive, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim, as the Company shall reasonably request in writing from time to-time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such-contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Excise Tax Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an Excise Tax Gross-Up Payment or an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Excise Tax Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Excise Tax Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Employment Agreement.

(g) The parties to this Agreement intend that the provisions of this Section 8 is to put the Executive into the same position he would have been in had the Excise Tax not been applicable to him. These provisions shall be interpreted in a manner consistent with this intention.

(h) Definitions. The following terms shall have the following meanings for purposes of this Section 8:

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, which is paid or payable pursuant to this Agreement.

(iv) The “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

9. Effect of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Section 409A) of the Company and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then (A) such payments shall be delayed until the date that is six months after date of Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due plus one point (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal).

10. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as a condition precedent to the consummation of such transaction, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated to the Operating Partnership, Sunstone and, if applicable, any subsidiary and/or affiliate thereof in accordance with any employee sharing and expense allocation agreement, by and between Sunstone and the Operating Partnership, as in effect from time to time. Notwithstanding anything contained in this Agreement to the contrary, Sunstone and the Operating Partnership shall be jointly and severally liable for the payment and performance of all obligations, covenants and agreements of the Company set forth herein.

12. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company (and/or any of its owners, directors, officers, employees, affiliates, or agents) relating to or arising out of Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration in the county in which Executive work(ed) for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery, as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The parties shall share the filing fees required for the arbitration, provided that Executive shall not be required to pay an amount in excess of the filing fees required by a federal or state court with jurisdiction. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the employee or the Company. Thus, this bilateral arbitration agreement applies to any and all claims that the Company may have against an employee, including but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by an employee. However, notwithstanding anything to the contrary contained herein, Company and Executive shall have their respective rights to seek and obtain injunctive relief with respect to any controversy, claim or dispute to the extent permitted by law. Claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by either Executive or the Company to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company,

If to Sunstone or the Operating Partnership:

Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Attn: Corporate Secretary

with a copy to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071

Attn: Michael F. Sfregola, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Board determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that, to the extent legally possible, substantially commensurate economic benefits shall be provided to executive through payments that are not prohibited under said Section 13(k).

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency with such applicable law.

(f) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Gross-Up Payment and the Executive hereby consents to such withholding.

(g) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Entire Agreement. As of the Effective Date, this Agreement, the Noncompetition Agreement, the Non-Disclosure Agreement, the Restricted Stock Agreement and the Indemnification Agreement, each of which is being entered into between the parties concurrently herewith, constitute the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by any member of the Sunstone Group or any entity (a “Predecessor Employer”), or representative thereof, whose business or assets any member of the Sunstone Group succeeded to in connection with the initial public offering of the common stock of Sunstone or the transactions related thereto. The Executive agrees that any such agreement, offer or promise between the Executive and a Predecessor Employer (or any representative thereof) is hereby terminated and will be of no further force or effect, and the Executive acknowledges and agrees that upon his execution of this Agreement, he will have no right or interest in or with respect to any such agreement, offer or promise.

(i) Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(j) Representations and Warranties. The Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) the Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) the Executive is not subject to any pending or, to the Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. The Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith

(k) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[signatures follow next page]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation

By:
Name:
Its:

SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company

By:	Sunstone Hotel Investors, Inc. Its: Managing Member

By:
Name:
Its:

“EXECUTIVE”

Name: Steven R. Goldman

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